EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made as of August 17, 2015 (the “Effective Date”) by and between WrapMail, Inc., a New York corporation with its principal place of business at 44 East End Ave, Hicksville, New York, 11801(the “Employer” or “Company”), and Romuald Stone (the “Employee”).

NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, the Employer and the Employee hereby agree as my week will as follows:

1.

Employment.  The Employer agrees to employ the Employee and the Employee agrees to be employed by the Employer on the terms and conditions set forth in this Agreement.  Employee may work full-time (defined as 40 hours per week) for Employer from the Effective Date through, but no later than, August 17, 2015.  Employee’s salary will be pro rated as set forth below.

2.

Capacity. Employee shall serve as the Chief Technology Officer of the Employer.  In such capacity, the Employee shall have full authority and responsibility to develop, deploy and support all of Employer’s software; prepare, maintain and update documentation covering all of Employer’s software for internal use and external use by customer, partners and others; prepare technology documentation for patent application; program, maintain and troubleshoot Employer’s computer system; head up research and development of new technologies, software and business solutions; manage team of programmers, graphic designers and other technical personnel. Employee shall also perform any other duties that may be assigned to the Employee from time to time by the CEO provided such duties are among those customarily performed by the Chief Technology Officer of a company.  The CEO will administer the terms of this Agreement and have the sole right to exercise any and all rights of the Company on behalf of the Company under this Agreement.

3.

Term.  The employment pursuant to this Agreement (the “Term”) shall continue until terminated by either Employer or Employee pursuant to Section 6 below.

4.

Compensation and Benefits.  Commencing on the Effective Date, the compensation payable to the Employee under this Agreement shall be as follows:

(a)

Salary.  During the time that Employee works full-time, Employee shall be compensated on a monthly basis below.

Once Employee begins to work full-time for Employer, then for all services rendered by the Employee under this Agreement, the Employer shall pay the Employee a salary (the “Salary”) at the annual rate of One Hundred and Fifty Thousand Dollars U.S. ($150,000).  The Salary shall be payable in periodic installments in accordance with the Employer’s usual practice for its senior Employees,(pay monthly) and may be increased by the CEO or the Board of Directors as determined in its sole discretion.

(b)

Bonus:  From time to time, the Board of Directors may, in its sole discretion, decide to award the Employee bonus but Employee is not otherwise entitled to receive a bonus from Company.

(c ) Expenses:    Employee shall be reimbursed by Employer for reasonable and customary expenses incurred in performing his duties under this Agreement.  Employee shall submit such expenses in such form and manner as required by any expense policy established by Employer.  Employer shall pay the charges for a mobile telephone for Employee provided that such telephone is used primarily for business purposes and that Employee pays for all personal calls over $100.

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(d) Regular Benefits.  The Employee shall be entitled to participate in any employee benefit plans, medical insurance plans, life insurance plans, disability income plans, retirement plans, vacation plans, expense reimbursement plans and other benefit plans which the Employer may from time to time have in effect for all or most of its senior Employees.  Such participation shall be subject to the terms of the applicable plan documents, generally applicable policies of the Employer, applicable law and the discretion of the Board of Directors, or any administrative or other committee provided for in or contemplated by any such plan.  Nothing contained in this Agreement shall be construed to create any obligation on the part of the Employer to establish any such plan or to maintain the effectiveness of any such plan which may be in effect from time to time.

( e) Special Benefits.  Employer shall provide to Employee the use of one of the parking spaces allocated to Employer in Employer’s office building.

(f) Taxation of Payments and Benefits.  The Employer shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports.  Payments under this Agreement shall be in amounts net of any such deductions or withholdings.  Nothing in this Agreement shall be construed to require the Employer to make any payments to compensate the Employee for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

(g) Exclusivity of Salary and Benefits.  The Employee shall not be entitled to any payments or benefits other than those provided under this Agreement or arising with respect to the Equity Award.

5.

Extent of Service.  During the Employee’s employment under this Agreement, the Employee shall, subject to the direction and supervision of the CEO, in his sole discretion, devote the Employee’s full business time, all reasonable efforts and business judgment, skill and knowledge to the advancement of the Employer’s interests and to the discharge of the Employee’s duties and responsibilities under this Agreement, except for the period that Employee works part-time during which he may work in another capacity for another entity.  Once Employee begins full-time work, the Employee shall not engage in any other business activity, except as may be approved by the Board of Directors; provided that nothing in this Agreement shall be construed as preventing the Employee from:

(a)

investing the Employee’s assets in any company or other entity in such form or manner as shall not require any material activities on the Employee’s part in connection with the operations or affairs of the companies or other entities in which such investments are made; or

(b)

engaging in religious, charitable or other community or non-profit activities that do not impair the Employee’s ability to fulfill the Employee’s duties and responsibilities under this Agreement; or

(c )

acting as a director of the Boards of other corporations or entities  as long as acting in such capacity does not impair the Employee’s ability to fulfill his duties and responsibilities under this Agreement.

6.

Termination and Termination Benefits.  The Employee’s employment under this Agreement shall terminate under the following circumstances:

(a)

Termination by the Employer for Cause.  The Employee’s employment under this Agreement may be terminated for cause without further liability on the part of the Employer effective immediately (subject to subsection (ii) below) upon a vote of the Board of Directors and written notice to the Employee.  Only the following shall constitute “cause” for such termination:

(i)

the indictment or filing of formal charges by governmental authorities or conviction of the Employee for (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; or

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(ii)

the willful or intentional material adverse breach by the Employee of his obligations under this Agreement, such breach not having been cured within 30 days after the Employee’s receipt of notice thereof from the Employer, which notice shall set forth in reasonable detail the nature of such breach; provided, however, that no right of cure shall be available to the Employee in the event that the breach is not reasonably curable, provided further, that this subsection (ii) shall not include acts or omissions by the Employee in the exercise of his honest business judgment. For the purposes of this Agreement, inability to perform due to disability (as defined in Section 6(e) hereof) shall be deemed to constitute a willful material breach.

(b)

Termination by the Employee. The Employee may terminate his employment with the Employer upon thirty (30) days’ written notice to the Employer.

(c)

Termination by the Employer Without Cause.  Subject to the payment of the Severance Payment pursuant to Section 6(d), the Employee’s employment under this Agreement may be terminated by the Employer without cause upon written notice to the Employee by a vote of the Board of Directors.

(d ) Termination Benefits.  Unless otherwise specifically provided in this Agreement or otherwise required by law, all compensation and benefits payable to the Employee under this Agreement shall terminate on the date of termination of the Employee’s employment under this Agreement.  Notwithstanding the foregoing, in the event of termination of the Employee’s employment with the Employer pursuant to Section 6(c) above, the Employer shall provide to the Employee a severance payment equal to the greater of (i) the Employee’s Salary at the rate then in effect, calculated for a one-month period or (ii) twelve thousand five hundred dollars ($12,500) (the “Severance Payment”). The disposition of the Founder Equity Award, any additional equity awards and any stock option grants, if any, shall be governed by the agreements executed in connection with such awards.

( e) Disability.  In the event that there exists “cause” to terminate the Employee's employment and such cause is the result of a “disability” of the Employee, the Employer shall continue to pay the Employee’s Salary from the date such disability commences, payable in accordance with the Employer’s regular pay intervals for its senior Employees for a period equal to three (3) months.  The foregoing shall not affect the Employee's rights to long term disability benefits under any group long term disability plan offered by the Employer, except that the Salary shall be reduced by any such benefits paid effective during the period of payment of Salary.  For purposes of this Agreement, a “disability” shall mean the inability of the Employee to perform his job responsibilities and duties that has lasted or is expected to last for at least three (3) months and that is due to a physical or mental illness or other physical or mental impairment.  Such three month period shall be in addition to any period of a leave of absence to which the Employee may be entitled pursuant to the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq.  Nothing in this Agreement shall be construed to waive or otherwise limit the Employee's rights, if any, under existing law, including, without limitation, the Americans With Disabilities Act, 42 U.S.C. §12101 et seq.

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7.

Confidential Information, Non-competition, Non-solicitation and Cooperation.

(a)

Confidential Information.  As used in this Agreement, “Confidential Information” means information belonging to the Employer which is of value to the Employer in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Employer.  Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) and any other intellectual property of the Employer which have been discussed or considered by the management of the Employer.  Confidential Information includes information developed by the Employee in the course of the Employee’s employment by the Employer on behalf of the Employer, as well as other information to which the Employee may have access in connection with the Employee’s employment.

Confidential Information also includes the confidential information of others with which the Employer has a business relationship.  Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Employee’s duties under Section 7(b).

(b)

Confidentiality.  The Employee understands and agrees that the Employee’s employment creates a relationship of confidence and trust between the Employee and the Employer with respect to all Confidential Information.  At all times, both during the Employee’s employment with the Employer and after its termination, the Employee will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Employer which may be withheld in the sole discretion of the Employer, except as may be necessary in the ordinary course of performing the Employee’s duties to the Employer, and except with respect to disclosure required by (x) court orders or (y) governmental authorities provided that the Employee gives prompt prior written notice of any such required disclosure.

(c )

Documents, Records, etc.  All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Employee by the Employer or are produced by the Employee in connection with the Employee’s employment will be and remain the sole property of the Employer.  The Employee will return to the Employer all such materials and property as and when requested by the Employer.  In any event, the Employee will return all such materials and property immediately upon termination of the Employee’s employment for any reason.  The Employee will not retain with the Employee any such material or property or any copies thereof after such termination.

(d) Non-Competition & Non-solicitation.  During the course of his employment and for one (1) year thereafter, the Employee (i) will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, officer, director, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business (as hereinafter defined); (ii) will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with the Employer; and (iii) will refrain from soliciting or encouraging any customer, supplier, vendor or partner to terminate or otherwise modify adversely its business relationship with the Employer.  The Employee understands that the restrictions set forth in this Section 7(d) are intended to protect the Employer’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose.

For purposes of this Agreement, the term “Competing Business” shall mean a business or activity conducted anywhere in the world whether by a corporation, partnership, limited liability company, or other

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entity, proprietorship, or in any other manner, which (x) provides the same or substantially the same services as those which have been provided by the Employer in the twelve (12) months preceding the date of determination or such additional services as the Employer has identified during such period that it proposes to provide during the twelve (12) months following the date of such identification, (y) to any person or entity who was during such twelve (12) month period a customer of the Employer or who has been identified by the Employer to be solicited to become a customer within twelve (12) months following such identification.  Notwithstanding the foregoing, the Executive may own up to five percent (5%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business, and the Executive may be an officer, director or employee of any entity and may receive up to one percent (1%) of the equity of an entity which has a Competitive Business as long as the Executive does not in any way or capacity directly or indirectly, assist, engage or participate in the Competing Business.

(e)

Third-Party Agreements and Rights.  The Employee hereby confirms that the Employee has provided the Employer with a true and complete copy of any agreement with any previous employer or other party which restricts in any way the Employee’s use or disclosure of information or the Employee’s engagement in any business.  The Employee represents to the Employer that the Employee’s execution of this Agreement, the Employee’s employment with the Employer and the performance of the Employee’s proposed duties for the Employer will not violate any obligations the Employee may have to any such previous employer or other party.  In the Employee’s work for the Employer, the Employee will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Employee will not bring to the premises of the Employer any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(f)

Litigation and Regulatory Cooperation.  During and after the Employee’s employment, the Employee shall cooperate fully with the Employer in the defense or prosecution of any claims or actions, including governmental investigations, now in existence or which may be brought in the future against or on behalf of the Employer which relate to events or occurrences that transpired while the Employee was employed by the Employer.  The Employer shall reimburse the Employee for any reasonable out-of-pocket expenses incurred in connection with the Employee’s performance of obligations pursuant to this Section 7(f).

(g)

Injunction.  The Employee agrees that it would be difficult to measure any damages caused to the Employer which might result from any breach by the Employee of the promises set forth in this Section 7, and that in any event money damages would be an inadequate remedy for any such breach.  Accordingly, subject to Section 8 of this Agreement, the Employee agrees that if the Employee breaches, or proposes to breach, any portion of this Agreement, the Employer shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Employer.

8.

Arbitration of Disputes.   Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Employee’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Nassau, New York, in accordance with AAA’s National Rules for the Resolution of Employment Disputes, including, but not limited to, the rules and procedures applicable to the selection of arbitrators.  In the event that any person or entity other than the Employee or the Employer may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  This Section 8 shall be specifically enforceable. Notwithstanding the foregoing, this Section 8 shall not preclude either

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party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate.

9.

Consent to Jurisdiction.  To the extent that any court action is permitted consistent with or to enforce Section 8 of this Agreement, the parties hereby consent to the jurisdiction of the New York State Courts and the United States District Court for the Nassau District of New York.  Accordingly, with respect to any such court action, the Employee (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

10.

Survival.  Those provisions of this Agreement which survive the termination of this Agreement by their terms are agreed to survive in accordance with their respective terms, including without limitation the following provisions:

(i) the obligation of the Employer to pay all accrued and unpaid compensation through the date of termination, (ii) the payment of the Severance Payment under the circumstances specified in Section 6(d), (iii) the payment of the disability payments under the circumstances specified in Section 6(e), (iv) the obligations of the Employee with respect to Confidential Information and documents and records which shall continue indefinitely under Sections 7(a)-(c), (v) the non-competition and non-solicitation obligations of the Employee under Section 7(d) which shall continue through the periods specified therein, (vi) the obligations of the Employee and the Employer with respect to cooperation under Section 7(f), and (x) the right to obtain injunctive relief under Section 7(g).

11.

Integration.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to any related subject matter.

12.

Assignment; Successors and Assigns, etc.  Neither the Employer nor the Employee may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided that the Employer may assign its rights and obligations under this Agreement without the consent of the Employee in the event that the Employer shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity. This Agreement shall inure to the benefit of and be binding upon the Employer and the Employee, their respective successors, executors, administrators, heirs and permitted assigns.

13.

Enforceability.  If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

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14.

Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

15.

Notices.  Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Employee at the last address the Employee has filed in writing with the Employer or, in the case of the Employer, at its main offices and shall be effective on the date of delivery in person or by courier or three (3) days after the date mailed.

16.

Amendment.  This Agreement may be amended or modified only by a written instrument signed by the Employee and by a duly authorized representative of the Employer.

17.

Governing Law.  This is a New York contract and shall be construed under and be governed in all respects by the laws of the State of New York without giving effect to the conflict of laws principles of such state.

18.

Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Employer, by its duly authorized officer, and by the Employee below:

WRAPMAIL, INC.

By:

      Marco Alfonsi, CEO

EMPLOYEE

By: ______________________________________________

       Romuald Stone

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